 Exhibit 99.1

Mill City Ventures III, Ltd. Formalizes New Business Plan

Minneapolis, Minn., May 7, 2020 – Mill City Ventures III, Ltd. (OTCPK: MCVT) (“Mill City” or the “Company”), announced today that the company’s Board of Directors has authorized a formal change to the company’s business operations to include short-term non-bank lending and specialty finance.

Douglas M. Polinsky, Chief Executive Officer and Chairman of the Board, commented “The opportunities Mill City has enjoyed just months since withdrawing our BDC election have been plentiful. We liquidated most of our portfolio in the fourth quarter and were well positioned with cash available to loan to businesses in an environment where demand is high, and our returns are very attractive.”

The company has recently made approximately $4.2M in loans to a variety of borrowers, including a real estate investment company, a professional medical practice, and a money service business among others. The loans represent both secured and unsecured loans and are priced according to perceived risk-return proposition. The loans are generally structured with short terms to maturity (generally 9 months, and no longer than 12 months). The company is presently exploring additional opportunities in cash inventory funding, title loans, settled insurance claims, and real estate loan participation.

Forward-looking statements in this release are made pursuant to the "safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements, including without limitation continued demand for short-term specialty non-bank loans, increased levels of competition, new products or offerings introduced by competitors, changes in the market rates of loans, and other risks.

About Mill City Ventures III, Ltd.

Founded in 2007, Mill City Ventures III, Ltd., is a short-term non-bank lending and specialty finance company. More information is available at www.millcityventures3.com.

Contact:

Joseph A. Geraci, CFO

952-479-1920

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